SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



       Date of Report (Date of Earliest Event Reported): March 18, 1999


                            SOLUCORP INDUSTRIES LTD.
             (Exact Name of Registrant as Specified in its Charter)



        Yukon                              0-29664           N/A
 (State or Other Jurisdiction of         (Commission     (I.R.S. Employer
  Incorporation or Organization)          File Number)    Identification Number)


         250 West Nyack Road, West Nyack, New York              10994
         (Address of Principal Executive Offices)             (Zip Code)


Registrant's telephone number, including area code: (914) 623-2333




(Former Name or Former Address if Changed Since Last Report)

Item 5.  Other Events.

                  As previously announced, on May 1, 1998, the Securities and Exchange Commission suspended trading in the securities of Solucorp and initiated an investigation into various matters concerning the Company. The Company has cooperated fully with the SEC investigation, making available to the SEC Staff all of the Company's documents, producing its personnel for sworn testimony, waiving its attorney-client privilege, and directing its auditors and attorneys to cooperate fully with the SEC Staff. The SEC has not yet concluded its investigation. However, as a result of the questions posed by the SEC Staff, Solucorp has determined to issue this statement repeating, updating and clarifying certain disclosures previously made.

CURRENT MATERIAL CONTRACTS

                  At this time, the Company considers the following contracts to be material to its business and operations:

                  As previously announced, the Company has a contract with Smart International Ltd. ("Smart") for the production and supply of the prime ingredient in the blend of chemical reagents which comprise the Company s MBS remediation technology for hazardous metals ("Product"). Contracted supply of Product has been in production since mid-1997, utilizing whichever of the three facilities in China are deemed appropriate by Smart for meeting supply criteria. To date, all North American requirements have been fully satisfied, and Smart has stockpiled 2010 tons of Product for contemplated projects the United States, Canada, Scotland and China which have the potential, in total, to require thousands of tons of Product.

                  As previously announced, the Company also has granted Smart a license to use the MBS technology for contemplated remediation projects in China. Under the agreement, as amended, Smart is to compensate the Company with an annual license fee of $2 million dollars (commencing in mid 1997) and also is to compensate the Company with a royalty based upon the tonnage of soil actually processed. Smart and the Company have been actively pursuing a number of remediation projects but, at this time, no such projects are in operation or have been contracted.

                  As previously announced, the Company entered into an agreement in 1998 with Geomar Holdings Limited, a newly formed company, pursuant to which Geomar is to obtain commitments for equity and debt financing in order to acquire, remediate and develop certain properties (Brownfields) which require remediation of contamination before they can be used. Under the agreement, among other things, Solucorp will provide and manage the remediation effort and will share in the revenues generated from the redevelopment effort. Geomar and the Company are actively seeking and assessing potential Brownfield Projects.

                  As previously announced, the Company signed a joint marketing and operations agreement with a major remediation company in 1996. Since then, on-going support has been provided by both companies in the pursuit of metals remediation projects for the Company s MBS technology. In July 1998, the first contract was obtained for the remediation of up to 17,400 tons of lead contaminated materials at Weldon Springs, Missouri. This sub-contract to the Company, which should generate revenues of $325,000 if the full 17,400 tons is remediated, is to be performed under the auspices of the Army Corp. of Engineers
(ACOE). Performance is currently scheduled to begin in April 1999, after being delayed from the original September 1998 start date. The Company is currently bidding through the major remediation company for another ACOE project at an Army depot, contracts for which have been temporarily postponed by the ACOE due to its funding delays. The Company and the major remediation company are discussing other opportunities for bidding on metals remediation projects.

                  As previously announced, in 1995, Solucorp entered into an exclusive licensing agreement for marketing MBS in the United Kingdom, with a subsidiary of John Beech, Ltd., under which Beech pays a small license fee and is to pay royalties based upon the amount of soil remediated. In order to maintain exclusivity, however, Beech had to remediate soils to a value of $3 million US for the first year and $6 million thereafter. Subsequently, as announced in 1997, Beech and the Company signed an agreement in principle, for an exclusive license for the use of MBS in Europe, under which Beech will pay $6.4 million per year for ten years. The European license agreement has not yet been finalized. Beech and the Company have pursued and continue to pursue various potential projects as announced by the Company but the licensing agreement and the agreement in principle have not resulted in substantial revenues to date.

                  As previously announced, the Company entered into a joint marketing agreement with IDM Environmental Corp. ("IDM") in 1995 to jointly pursue projects on which the MBS technology could be applied to remediate hazardous metals contamination of soils or industrial wastes. Although this long relationship with IDM has resulted in only one relatively small project, at Egremont, Massachusetts in 1996, IDM was instrumental in establishing negotiations for an MBS license in Italy, which the Company is actively pursuing. The Company and IDM expect to continue seeking other projects.

                  As previously announced, in February 1999, the Company received a contract which will generate revenues of up to $1,000,000, to stabilize soil on site at the Central Artery project in Boston. Remediation work at the site is currently in progress. As also reported, Solucorp believes it has positioned itself to seek and obtain additional work in the future on the Central Artery project, which ranks as one of the largest, most complex and expensive highway construction projects ever undertaken.

                  As previously announced, the Company entered into a three year contract with the Doe Run Company, in August 1996, to establish an "in-line" process to remediate hazardous lead slag as it is produced at Doe Run s secondary lead smelting facility. This contract generated revenues for the Company of approximately $700,000 during 1998.

                  As previously announced, the Company signed an agreement with a mid-western landfill, in October 1998, to conduct a three months pilot test of the Company s technology for remediating hazardous slag. The agreement states that, upon successful completion of the pilot test, it will be converted to a one year contract. Phase one of the pilot test was successfully completed in December 1998, but subsequent phases have been delayed due to a disruption of supplies of waste for processing resulting from the fact that the landfill's supplier company has been acquired. The Company was verbally advised by the landfill on March 2, 1999, that it expects the pilot phase of the agreement to begin again in the very near future.

                  As previously announced, based on obtaining the first Special Waste Protocol dispensation for a metals remediation technology from the British Columbia Ministry of the Environment, the Company obtained a contract with a multi-national steel company, in October 1998, to perform three aspects of the remediation of a former manufacturing facility in British Columbia, for a total value of $4,063,000 (Cdn). The first aspect involves the shipment by rail of 3000 tonnes of High Hazard Special Waste to another of the steel company's facilities in Canada. A test shipment of 87 tonnes was made successfully in February 1999, and production loading of the material for transport should commence during March. The second aspect involves the on-site remediation of 47,000 tonnes of Special Waste contaminated by zinc, cadmium and lead. Site preparation has begun for this aspect, and all heavy equipment is being readied for transport to the site during the week of March 15, 1999. The third aspect, transport and disposal of the remediated 47,000 tonnes to a Non-Special Waste landfill, will conclude the contract.

                  As previously announced, the Company entered into a $1.1 million sub-contract with Environmental Waste Technology, Inc., in June 1998, for lead and asbestos abatement and the demolition of buildings and storage tanks on a site in Brooklyn, New York. Subsequent to the commencement of the project in November 1998, additional work was identified which has increased the value of the site work.

                  At this time, there are no other contracts entered into by the Company which the Company believes to be material. The Company is actively pursuing other projects, contracts and relationships which likely will be material if consummated.

PRIOR CONTRACT DISCLOSURES

                  During 1995, Solucorp announced that it had signed a contract with IEM/Sealand, Inc. to remediate a minimum of 15,000 tons of heavy metal contaminated soils in Waterbury, Connecticut. The Company projected that the total contract, including disposal, would generate $1.85 million Cdn. in revenues. As a result of later decisions made by the site's general contractor, the Company only remediated 3,800 tons of soil, was not allowed by IEM/Sealand to handle the disposal, and generated revenues of $132,000 Cdn., as reported in the Company's financial statements.

                  As noted above, during 1995, Solucorp announced that it had entered into a joint marketing agreement with IDM pursuant to which both companies undertook to generate a minimum of $20,000,000 per year in revenues for 5 years, utilizing the Company's MBS remediation technology. The contract is still in force and the Company and IDM are still pursuing certain projects but the revenues generated to date have not been significant.

                  Subsequently in 1995, the Company announced that it had been issued a $50,000,000 contract by IDM to use the Company's MBS technology at the Los Alamos National Laboratory site in New Mexico. Thereafter, in various disclosure documents, the Company listed the Los Alamos contract as one of its material contracts. During the SEC investigation, the Company was advised that the Basic Ordering Agreement issued for IDM for Los Alamos National Labs had terminated. Accordingly, on August 11, 1998, the Company announced that it would not be rendering its remediation services for Los Alamos under the Company's contract with IDM.

                  In one disclosure document sent to shareholders, it was stated that the Company had a $300 million contract with IDM. This statement does not appear anywhere else or in any press release of the Company. The Company does not know of any such $300 million contract. The same disclosure document summarizes the facts, contained in an IDM release, which stated that IDM had signed a letter of intent to provide treatment at a site in Massachusetts, using the Company's MBS technology, and that revenues from the project could reach $30,000,000. The Company assumes that the $300 million figure was a typographical error made during drafting. The error was corrected by the statement concerning the $30 million project. It appears, however, that both statements remained in the final version of the document. With respect to the project itself, IDM did not receive a contract.

                  During 1995, the Company announced that it had signed a contract with LCM corporation to remediate 4,000 tons of copper bottom ash in West Virginia with projected revenues of $626,400 Cdn. Although the Company believes that it actually remediated 1,500 tons, the weight was denied and Solucorp had to accept payment for the 1,300 minimum tonnage specified in the contract, resulting in revenues, as subsequently reported, of $111,000 Cdn.

                  During 1995, the Company announced that it had received a contract from OENJ Corporation to provide on site remediation of 1,400 tons of hazardous soil in Elizabeth, New Jersey projecting revenues of $349,650 Cdn. The contract actually called for OENJ to provide Solucorp with hazardous disposal air-space at its landfill which Solucorp estimated would generate the revenues projected. During the SEC investigation, it was discovered that the 1,400 tons of classified hazardous soil had been disposed of by OENJ. This was announced by the Company on August 11, 1998.

                  During 1995, Solucorp announced a contract with NWECNC, Inc. (Nature's Way) to remediate 4,000 tons of contaminated soil in Buffalo, NY, projecting revenues of $270,000 Cdn.. Solucorp did remediate 3,900 tons and billed Nature's Way but did not receive payment. Subsequently, upon advice of its attorney, Solucorp settled the matter for $100,000 US as reported in the Company's financial statements.

                  As set forth above, Solucorp has an exclusive licensing agreement, for marketing MBS in the United Kingdom, with a subsidiary of John Beech, Ltd., under which Beech pays a small license fee and is to pay royalties based upon the amount of soil remediated. The Company billed John Beech $50,000 for license fees covered by the period October 1, 1997 to October 1, 1998. However, because remediation projects under development in the U.K. are taking longer to finalize than anticipated, Beech did not pay the Company's fee. Accordingly, the Company has reserved 100% against this $50,000 receivable. The license fee of $50,000 for the period October 1, 1998 to October 1, 1999 was due on October 1, 1998. Even though the Company believes this fee is a valid receivable, the Company has chosen not to treat this fee as income until Beech pays the entire $100,000.

                  In 1996, the Company announced that, through Beech, it had received a contract to perform remediation services in Glasgow Scotland, on a test basis, with respect to a proposed project potentially involving millions of tons of soil. The on site test was successfully concluded and the MBS technology was recommended for the cleanup but the project has been repeatedly delayed by the lack of funding available to Glasgow. Recently, however, as announced on January 8, 1999, the Company/Beech were invited to attend a meeting in Scotland to discuss a proposal to remediate and develop a specific site. The meeting was held and discussions are continuing.

                  During 1996, Solucorp announced that Beech had received confirmation from Bullen Consultants, consultants on a project in Portugal, that Bullen had received a letter of intent from the government of Portugal for initial study, design and testing for a substantial project in Portugal which would include soil remediation. Bullen advised in 1996 that it had specified MBS as the technology for the cleanup of the site's contaminated soils. The project was delayed and, thereafter, Bullen was removed as the consultant for the project. The Company has no current expectation of participating in this project in Portugal.

                  During 1995, the Company announced it had received a contract for $850,000, through its Puerto Rico office, with a San Juan School of Engineers for training 2,000 students. The Company received only minimal revenues prior to the time its Puerto Rico employee, who was to conduct the training, absconded with all of the documents, equipment and other assets of the Puerto Rico office. To date, the employee has not been located, Solucorp is unable to find the contract, and the current management of the School has expressed doubt that the contract existed. Solucorp is in the process of reconstituting its Puerto Rico operation but does not expect to receive any additional revenue from this contract.

                  During 1996, Solucorp announced that its MBS technology would be used in a substantial UN sponsored hazardous waste cleanup in Poland. The announcement stated that Solucorp's partner, AG Environmental, had advised Solucorp that $345,000 had been budgeted to the Company for on site tests. Actually, the $345,000 was budgeted for tests of three technologies, including MBS. Tests were successfully concluded but the project was delayed. Subsequently, Solucorp was invited to participate in a new pilot program with respect to the proposed project (essentially a new test) but, in light of the extensive costs involved, Solucorp decided not to participate. The Company has no current expectation of participating in this project in Poland.

                  As noted above, during 1996, Solucorp announced that it had signed a contract with the Doe Run Company to provide in line remediation services at Doe Run's facility, which, at the time, would result in revenues of $2.1 million over three years. Thereafter, in various disclosure documents, the Company reported modifications to the contract and the expected revenues. In one such release in 1996, the Company stated that the projected revenues being reported would be realized "per year, for three years [emphasis added]." This was a typographical error which does not appear anywhere else in the Company's disclosure documents. The Doe Run contract is still in effect and the on line remediation is ongoing. This contract generated revenues for the Company of approximately $700,000 during 1998.

                  As previously announced and as noted above, Solucorp has several contracts with Smart International, Ltd. (in China) pursuant to which:
(1) Smart produces for Solucorp a key component of the chemicals used ("Product"), and (ii) Smart has an exclusive license for remediation projects in China pursuant to which Smart is to compensate the Company with a license fee of $2 million per year and also is to compensate the Company with royalties based upon tons of soil remediated. In several instances, Solucorp announced that it had been advised by Smart that certain projects were about to be contracted or to commence. The Company has been advised by Smart, however, that two announced projects - Nan Yang Iron Co., now named Pacific Tinplate, and Guang Zhou Reservoir- have been delayed until further notice by Chinese authorities due to funding difficulties which have resulted from China s fiscal and currency crisis. Other projects which have been the subject of negotiations by Smart are similarly affected. Thus, no royalties have yet been paid as no projects have been started in China although Smart is still actively pursuing potential projects.

                  With respect to the Smart license fees, as reported in the Company's financial statements, certain amounts have been paid in cash, and certain larger amounts have been paid by offsets against money owed to Smart for production of Product, some of which has been used in areas outside of China and some of which is in storage in China and elsewhere. In light of the fact that Solucorp has recently begun operations on several significant projects and is involved in negotiations for others, Solucorp had been, and expects to continue, shipping and using more of the Product. The remaining accrued license fees from Smart are considered by Solucorp to be a valid receivable which the Company is confident will be paid in cash or additional offsets against Product costs as such Product is manufactured and used. PERSONNEL - JOSEPH S. KEMPROWSKI

PERSONNEL - JOSEPH S. KEMPROWSKI

                  Joseph S. Kemprowski is a full time consultant to Solucorp and works out of facilities provided to him by the Company at the Company's main offices in West Nyack, New York. He is the husband of Arle Pierro, a vice-president and director of Solucorp, and the brother-in-law of Peter R. Mantia, President and a director of Solucorp (Ms. Pierro and Mr. Mantia's wife are sisters).

                  During the early 1990s, when prior management was forced to leave Solucorp, Mr. Kemprowski became Chairman and CEO of the Company. At that time, the Company had minimal operations and the MBS technology was in the early process of development. Mr. Kemprowski and Ms. Pierro essentially operated the Company during that time period and, as a result, have been recognized by the Company as "founders" of the Company in its present form. Mr. Kemprowski and Ms. Pierro both use the title "Founder" in addition to their other titles (Ms. Pierro - Vice-President and Director; Mr. Kemprowski - Consultant).

                  During the middle 1990s, Mr. Kemprowski stepped down from his positions with Solucorp but continued as President of EPS Environmental, a wholly owned subsidiary of Solucorp through which almost all of Solucorp's business is conducted. In late 1996, he gave up his positions with EPS and assumed his positions as Founder and Consultant with Solucorp.

                  Mr. Kemprowski is a key member of Solucorp's personnel. He is not an officer or director of Solucorp or any of its subsidiaries, and does not exercise any control in that regard, but he is available to senior management to render advice on a wide variety of matters as requested, particularly with respect to his knowledge of the events which occurred during his tenure as an officer and director. He undertakes such projects as may be assigned by senior management or as he may conceive on his own with the concurrence of senior management. With respect to such projects, he often acts as the leader of the Solucorp effort. His activities as a consultant have been significant factors in the development by Solucorp of many of its key relationships and projects including the relationships with Smart and with Geomar and the current Solucorp efforts to develop and commercialize its patent pending Integrated Fixation System.

                  On December 8, 1994, in a matter unrelated to Solucorp, Mr. Kemprowski consented, without admitting or denying the allegations, to the entry of an order in an SEC administrative proceeding making findings and imposing sanctions [KEMPROWSKI, et al.; SEC Rel. No. 34-35058 (12/8/94)]. The order found that during the period from 1988 to 1990, Mr. Kemprowski, and a company with which he was associated, in recommending the purchase of securities of a particular issuer, acted as brokers without being registered as such, disseminated false and misleading information prepared by the issuer, and made their recommendation without having a reasonable basis for such. The order barred Mr. Kemprowski from being associated with a company engaged in the securities industry but provided that, after five years, he could apply to become so associated. The order did not bar Mr. Kemprowski from being an officer or director or otherwise associated with any public company not in the securities industry such as Solucorp.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.



Date: March 18, 1999



                                                     SOLUCORP INDUSTRIES LTD.


                                                     By:    /s/
                                                        Peter Mantia, President